Exhibit 99.1

  Avatar Holdings Updates Short Term Impact From Hurricanes Charley and France

     CORAL GABLES, Fla., Sept. 20 /PRNewswire-FirstCall/ -- Avatar Holdings Inc. (Nasdaq: AVTR) advised today concerning the impact on its business from Hurricanes Charley and Frances. The hurricanes have resulted in minor damage to Avatar's communities in Osceola and Polk counties. Most damage was landscape related. There is very little or no structural damage to Avatar owned facilities. Hurricane-related costs are currently estimated at $1.5 to $2 million, of which in excess of 80% are landscape related.

     Osceola County has lifted its short-term hold on issuing new home permits; however, land development and home construction continue to be delayed due to saturated grounds caused by the hurricanes' torrential rains. Avatar estimates that closings of approximately 100 homes scheduled for 2004 will be delayed until the first quarter of 2005. Additionally, the commencement of construction of as many as 100 homes scheduled for 2004 will be delayed until future periods.


    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida's east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar's common shares trade on the Nasdaq Stock Market under the symbol AVTR.


    Certain statements discussed herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar's business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in greater detail in Avatar's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.



SOURCE  Avatar Holdings Inc.
    -0-                             09/20/2004
    /CONTACT: Juanita I. Kerrigan, Avatar Holdings Inc., +1-305-442-7000/ /Web site: http://www.avatarhomes.com /
    (AVTR)

CO:  Avatar Holdings Inc.
ST:  Florida
IN:  CST RLT
SU: